Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 17, 2018, Clean Harbors, Inc. (the “Company”) entered into a purchase agreement with Veolia Environmental Services North America LLC (“Seller”) to acquire Seller’s U.S. Industrial Cleaning Business (the “Veolia Business”) for a purchase price (subject to certain working capital and other adjustments) of $120 million in cash. The acquisition subsequently closed on February 23, 2018.

The unaudited pro forma condensed combined balance sheet as of December 31, 2017 gives effect to the acquisition as if it closed on December 31, 2017 and combines the historical balance sheets of the Company and the Veolia Business as of December 31, 2017. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 is presented as if the acquisition was consummated on January 1, 2017, and combines the historical results of the Company and the Veolia Business for the year ended December 31, 2017. The Veolia Business’s consolidated balance sheet and statement of operations information was derived from audited consolidated financial statements as of and for the year ended December 31, 2017 included as Exhibit 99.1 to this Amendment No. 1 to the Current Report on Form 8-K. The Company’s consolidated balance sheet and statement of operations information was derived from its audited financial statements as of and for the year ended December 31, 2017 included in its Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 28, 2018, or the Company’s 10-K. The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results of the Company and the Veolia Business. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined financial information gives effect to the acquisition using the acquisition method of accounting. Under the acquisition method of accounting, the purchase price is allocated to the Veolia Business’s tangible and intangible assets acquired and liabilities assumed based on the respective fair value with any excess purchase price allocated to goodwill. The information reflects the Company’s preliminary estimates of the allocation of the purchase price for the Veolia Business based upon available information and certain assumptions that management believes are reasonable under the circumstances, and actual results could differ materially from these anticipated results. The final allocation of the purchase price will be based on the final purchase price, as it may be adjusted in accordance with the acquisition agreement, and the finalization of the fair value determinations related to the Veolia Business’s tangible and identifiable intangible assets acquired and liabilities assumed.

The following unaudited pro forma condensed combined financial information does not purport to represent what the Company’s results of operations or financial position would actually have been had the acquisition occurred on the dates described above or to project the Company’s results of operations or financial position for any future date or period. The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of the Veolia Business as a result of integration activities and other cost savings initiatives. The Company currently estimates that synergies and other cost savings initiatives will result in annual combined cost savings of approximately $22 million to $27 million as compared to amounts reflected in the 2017 results relating to the Veolia Business and the pro forma combined amounts. Synergies are expected from reduced costs associated with finance, tax, information technology, legal, risk management and other administrative services utilizing the Company’s structure, and incremental cost savings from lease buyouts, previous restructuring actions and workforce integration, which are not reflected in the pro forma condensed consolidated statements of operations. Although the Company believes such cost savings and other synergies will be realized following the business combination, there can be no assurance that these cost savings or any other synergies will be achieved in full or at all.

The following unaudited pro forma condensed combined financial information and the accompanying notes should be read together with (1) the Company’s audited consolidated financial statements and accompanying notes, as of and for the fiscal year ended December 31, 2017, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and (2) the Veolia Business’s audited consolidated financial statements as of and for the year ended December 31, 2017 included as Exhibit 99.1 to this Amendment No. 1 to the Current Report on Form 8-K.

CLEAN HARBORS, INC. AND SUBSIDIARIES
 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
 ASSETS
 AS AT DECEMBER 31, 2017
(in thousands)

	Clean Harbors	Veolia Business	Pro Forma Adjustments	Notes	Pro Forma
Current assets:
Cash and cash equivalents	$319,399	$—	$(120,000)	(a)	$199,399
Marketable securities	38,179	—	—		38,179
Accounts receivable, net	528,924	20,112	(17)	(b)	549,019
Unbilled accounts receivable	35,922	17,418	—		53,340
Due from affiliates	—	3,389	—	(c)	3,389
Deferred costs	20,445	—	—		20,445
Prepaid expenses and other current assets	35,175	1,485	—		36,660
Inventories and supplies	176,012	1,459	—		177,471
Total current assets	1,154,056	43,863	(120,017)		1,077,902
Property, plant and equipment, net	1,587,365	36,454	35,566	(d)	1,659,385
Other assets:
Goodwill	478,523	26,569	41	(e)	505,133
Permits and other intangibles, net	469,128	—	5,140	(f)	474,268
Other	17,498	168	—		17,666
Total other assets	965,149	26,737	5,181		997,067
Total assets	$3,706,570	$107,054	$(79,270)		$3,734,354

See accompanying notes to unaudited pro forma condensed combined financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES
 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
 LIABILITIES AND STOCKHOLDERS’ EQUITY
 AS AT DECEMBER 31, 2017
 (in thousands)

	Clean Harbors	Veolia Business	Pro Forma Adjustments	Notes	Pro Forma
Current liabilities:
Current portion of long-term debt	$4,000	$—	$—		$4,000
Accounts payable	224,231	16,403	—		240,634
Deferred revenue	67,822	—	—		67,822
Accrued expenses	187,982	9,334	517	(g)	197,833
Due to affiliates	—	196	—	(c)	196
Current portion of closure, post-closure and remedial liabilities	19,782	—	—		19,782
Total current liabilities	503,817	25,933	517		530,267
Other liabilities:
Closure and post-closure liabilities, less current portion	54,593	—	—		54,593
Remedial liabilities, less current portion	111,130	—	—		111,130
Long-term obligations, less current maturities	1,625,537	—	—		1,625,537
Deferred taxes, unrecognized tax benefits and other long-term liabilities	223,291	1,868	—		225,159
Total other liabilities	2,014,551	1,868	—		2,016,419
Stockholders’ equity:
Common stock, $.01 par value:
Clean Harbors authorized 80,000,000; shares issued and outstanding 56,501,190	565	1	(1)	(h)	565
Additional paid-in capital	686,962	228,463	(228,463)	(h)	686,962
Accumulated other comprehensive loss	(172,407)	—	—	(h)	(172,407)
Due from affiliate	—	(29,238)	29,238		—
Accumulated earnings (deficit)	673,082	(119,973)	119,439	(h)	672,548
Total stockholders’ equity	1,188,202	79,253	(79,787)		1,187,668
Total liabilities and stockholders’ equity	$3,706,570	$107,054	$(79,270)		$3,734,354

See accompanying notes to unaudited pro forma condensed combined financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES
 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2017
 (in thousands)

	Clean Harbors	Veolia Business	Pro Forma Adjustments	Notes	Pro Forma
Revenues:
Service revenues	$2,398,650	$210,157	$(125)	(i)	$2,608,682
Product revenues	546,328	—	—		546,328
Total revenues	2,944,978	210,157	(125)		3,155,010
Costs of revenues (exclusive of items shown separately below)
Service revenues	1,641,798	186,464	(114)	(i)	1,828,148
Product revenues	420,875	—	—		420,875
Total cost of revenues	2,062,673	186,464	(114)		2,249,023
Selling, general and administrative expenses	456,648	31,561	(130)	(j)	488,079
Restructuring costs	—	2,089	—		2,089
Accretion of environmental liabilities	9,460	—	—		9,460
Depreciation and amortization	288,422	9,734	6,879	(k)	305,035
Income (loss) from operations	127,775	(19,691)	(6,760)		101,324
Other expense	(6,119)	(182)	—		(6,301)
Loss on early extinguishment of debt	(7,891)	—	—		(7,891)
Gain on sale of business	30,732	—	—		30,732
Interest expense, net	(85,808)	(2,588)	—		(88,396)
Income (loss) before benefit for income taxes	58,689	(22,461)	(6,760)		29,468
Benefit for income taxes	(42,050)	(477)	(2,366)	(l)	(44,893)
Net income (loss)	$100,739	$(21,984)	$(4,394)		$74,361
Earnings per Share:
Basic	$1.77				$1.30
Diluted	$1.76				$1.30
Shares used to compute earnings per share - Basic	57,072				57,072
Shares used to compute earnings per share - Diluted	57,200				57,200

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	The Acquisition
On January 17, 2018, Clean Harbors, Inc. (the “Company”) entered into a purchase agreement with Veolia Environmental Services North America, LLC (“Seller”) to acquire Seller’s U.S. Industrial Cleaning Business (the “Veolia Business”). The acquisition subsequently closed on February 23, 2018.
Under the terms of the purchase agreement, the Company agreed to pay to the Veolia Business’s shareholder cash consideration in an amount equal to $120.0 million, subject to working capital adjustments, which are to be settled within 120 days from closing.
The following summarizes the preliminary purchase price allocation, as if the acquisition had occurred on December 31, 2017 (in thousands):

Assets to be acquired:
Accounts receivable	$20,112
Unbilled accounts receivable	17,418
Prepaid expenses and other current assets	4,874
Inventory	1,459
Goodwill	26,610
Intangible assets	5,140
Property, plant and equipment	72,020
Other assets	168
147,801
Liabilities to be assumed:
Accounts payable	16,403
Accrued expenses	9,530
Deferred tax liabilities, net	1,868
27,801
Net assets to be acquired	$120,000

The Company has determined initial allocation estimates based on preliminary valuations of property, plant and equipment, customer relationships and other potential intangible assets. The valuations consist of discounted cash flow analysis or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed. The Company will make a Section 338(g) election under the Internal Revenue Code with respect to this acquisition, resulting in the acquired entity being treated as an asset purchase for tax purposes. Therefore, no deferred tax liabilities are reflected related to the preliminary fair value adjustments. Based on information available at the time of the filing of this current report on Form 8-K/A, the Company is not aware of any differences in accounting policies that would have a material impact on the financial results of the combined company.
The amounts allocated to assets to be acquired and liabilities to be assumed in the acquisition could differ materially from the preliminary allocation estimates. Decreases or increases in the fair value of assets acquired or liabilities assumed in the acquisition from those preliminary valuations presented would result in a corresponding increase or decrease in the amount of goodwill that resulted from the acquisition. In addition, if the value of the assets acquired is higher than the preliminary indication, it may result in higher amortization and/or depreciation expense than is presented in these pro forma statement of operations.

2.	Pro Forma Balance Sheet Adjustments
 The pro forma adjustments included in the unaudited condensed combined balance sheet are as follows:

a)	Represents an adjustment to reflect the use of existing cash to pay the purchase price for the Veolia Business.

b)	Represents an adjustment to reduce accounts receivable for sales transactions between the Company and the Veolia Business that occurred prior to the completion of the acquisition.

c)
Due to/Due from affiliates balances represent amounts that the Veolia Business either owed or expected to receive from its parent company and/or affiliates for transactions that occurred prior to December 31, 2017. As of the closing of the acquisition on February 23, 2018, these receivables and payables were settled with the Veolia Business’s parent company and/or affiliates.

d)
Represents a preliminary adjustment of $35.6 million to adjust the carrying value of the acquired property, plant and equipment as of December 31, 2017 to estimated fair value using a cost and market approach. The estimated property, plant and equipment are expected to be depreciated on a straight-line basis over estimated useful lives that will range from four to 15 years. The pro forma adjustment for property, plant and equipment consisted of the following (in thousands):

Property, plant and equipment (i)	$69,804
Land	2,216
Less: Veolia Business’s net book value	(36,454)
Pro forma property, plant and equipment adjustment	$35,566

(i)	Acquisition Date Fair Value	Estimated Useful Life
Buildings and building improvements	$6,326	12 years
Transportation equipment	47,089	6 years
Machinery and equipment	15,821	5 years
Furniture and fixtures	57	4 years
Construction in progress	511	15 years
Property, plant and equipment	$69,804

e)
Represents an adjustment to record preliminary goodwill. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets has been recorded as goodwill (in thousands):

Increase (Decrease)
Record acquisition goodwill	$26,610
Eliminate the Veolia Business’s existing goodwill	(26,569)
Goodwill adjustment	$41

f)
Represents an adjustment of $5.1 million to reflect the preliminary estimated fair value of the Veolia Business’s identifiable intangible assets using a combination of the cost and market approach and the income approach. The identifiable intangible assets primarily consist of customer relationships and a corporate non-compete agreement. The estimated intangible assets are expected to be amortized on a straight-line basis over estimated useful lives that will range from five to 10 years. The pro forma adjustment for permits and other intangible assets consists of the following (in thousands):

	Acquisition Pro Forma	Estimated Useful Life
Customer relationships	$3,300	10 years
Non-compete agreement	1,840	5 years
Permits and other intangible assets adjustment	$5,140

g)	Represents an adjustment of approximately $0.5 million to record direct transaction costs, which consist of legal and accounting fees and other external costs incurred by the Company.

h)
Represents adjustments to eliminate the Veolia Business’s historical stockholders’ equity of $79.3 million; and reduce accumulated earnings for approximately $0.5 million of legal and accounting fees incurred by the Company related to the acquisition of the Veolia Business and the elimination of accounts receivable for sales transactions between the Company and the Veolia Business.

3.	Pro Forma Statement of Operations Adjustments
The unaudited pro forma condensed combined statements of operations do not include any non-recurring charges that will arise as a result of the acquisition described above.

i)	Represents an adjustment to reduce revenue and cost of revenue for transactions between the Company and the Veolia Business for the year ended December 31, 2017.

j)	Represents the elimination of costs incurred in relation to the acquisition that are non-recurring.

k)
Represents the corresponding adjustment of $6.9 million to annual depreciation and amortization expense for the step-up in property, plant and equipment and identifiable intangibles to the preliminary estimated fair value.  The adjustments were calculated using the straight-line method over the estimated useful lives discussed in notes 2(d) and 2(f).

The pro forma depreciation and amortization adjustments are as follows (in thousands):

Year Ended December 31, 2017
Eliminate the Veolia Business’s depreciation and amortization	$(9,734)
Permits and intangible assets amortization	698
Property, plant and equipment depreciation	15,915
Pro forma depreciation and amortization adjustment	$6,879

l)
Represents the pro forma tax effect of the above adjustments at an estimated statutory tax rate of 35.0% for the year ended December 31, 2017.  The pro forma income tax provision adjustment is as follows (in thousands):

Acquisition Pro forma Adjustments
Pro forma loss before income taxes	$(6,760)
Statutory income tax rate	35%
Pro forma income tax provision adjustment	$(2,366)